                                 Schedule 14A
                    Information Required in Proxy Statement

                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Group Maintenance America Corp.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[_]  Fee paid previously by written preliminary materials

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party
     4)   Date Filed:

                                                               8 Greenway Plaza

                                                                     Suite 1500

[GROUPMAC LOGO]                 April 13, 1999             Houston, Texas 77046

Dear Shareholder:

  On behalf of the Board of Directors and employees of Group Maintenance America Corp., I cordially invite you to attend the 1999 Annual Meeting of Shareholders at the Houston City Club, Greenway Plaza, Houston, Texas, on Wednesday, May 12, 1999, at 1:30 p.m. Houston time.

  At the meeting, shareholders will be asked to

  . elect five directors for a term expiring at the 2002 shareholders meeting,

  . approve the GroupMAC Employee Stock Purchase Plan,

  . approve the selection of independent public accountants, and

  . conduct other business properly brought before the meeting.

  Information about the meeting, the election of directors and the GroupMAC Employee Stock Purchase Plan is included in the attached proxy statement.

  Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. As explained in the proxy statement, your proxy may be withdrawn at any time before it is actually voted at the meeting.

                                          Very truly yours,

                                          /s/ James P. Norris
                                          James P. Norris
                                          Chairman of the Board

                        GROUP MAINTENANCE AMERICA CORP.
                         8 Greenway Plaza, Suite 1500
                             Houston, Texas 77046
                                (713) 860-0100

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held On May 12, 1999

TO THE SHAREHOLDERS OF GROUP MAINTENANCE AMERICA CORP.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Group Maintenance America Corp., a Texas corporation (the "Company"), will be held on May 12, 1999, at 1:30 p.m., Houston time, at the Houston City Club, Greenway Plaza, Houston, Texas.

  The meeting will be held for the following purposes:

    (1) To elect five directors to serve a term ending at the Company's 2002 Annual Meeting of Shareholders;

    (2) To approve the adoption of the GroupMAC Employee Stock Purchase Plan;

    (3) To approve the appointment by the Board of Directors of KPMG LLP as the Company's independent public accountants for the year 1999; and

    (4) To act on such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.

  The Board of Directors has fixed the close of business on March 17, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. A list of such shareholders will be available for examination at the offices of the Company, located at 8 Greenway Plaza, Suite 1500, Houston, Texas, for a period of at least ten days prior to the meeting.

  Each shareholder who does not expect to attend the meeting is urged to complete, date and sign the enclosed proxy and return it to the Company in the enclosed envelope, which requires no postage if mailed in the United States. The proxy must be signed and returned in order to be counted.

                                          By Order of the Board of Directors,

                                          /s/ Randolph W. Bryant
                                          RANDOLPH W. BRYANT
                                               Secretary

Houston, Texas
April 13, 1999

                        GROUP MAINTENANCE AMERICA CORP.
                         8 Greenway Plaza, Suite 1500
                             Houston, Texas 77046

                                PROXY STATEMENT

  This Proxy Statement is furnished by the Board of Directors (the "Board") of Group Maintenance America Corp. in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on Wednesday, May 12, 1999, at 1:30 p.m. Houston time at the Houston City Club, Greenway Plaza, Houston, Texas, and at any and all adjournments thereof. Mailing of the proxy statement will commence on or about April 13, 1999. Holders of record of the Company's Common Stock (the "Common Stock") at the close of business on March 17, 1999, will be entitled to one vote for each share held on all matters to come before the meeting. On that date, there were outstanding 35,438,090 shares of Common Stock.

Proxies and Voting

  A proxy on the enclosed form may be revoked by notice in writing to the Secretary at any time before it has been voted. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board.

  A quorum of shareholders is necessary to hold a valid meeting. A quorum for the meeting will exist if a majority of the votes entitled to be cast on matters to be considered are present at the meeting. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Shares abstaining with regard to a matter to be presented to the shareholders constitute part of the quorum present with respect to such matter; however, shares for which voting power has been withheld, such as broker non-votes, do not constitute part of the quorum present with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting may be greater than the shares present for action on a particular proposal.

  Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Other action is by an affirmative vote of a majority of the shares present at the meeting. Abstentions and broker non-votes have the effect of a vote cast against a particular item. Shareholders may not cumulate their votes in the election of directors.

Proxy Solicitation

  The Company will bear the cost of this solicitation. The Company will solicit proxies by mail, and the directors, officers, and employees of the Company may also solicit proxies by telephone, telegram or personal contact. These persons will receive no additional compensation for such services. In addition, the Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in soliciting proxies for a fee of $4,000 plus reasonable out-of-pocket expenses. The Company will reimburse brokers and other shareholders of record for their expenses in forwarding proxy material to beneficial owners.

                         ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors presently consists of 14 members, divided into three classes. The Board has nominated the following five individuals, each of whom is presently serving as a director of the Company, to be elected at the Annual Meeting to serve for a term to expire at the 2002 Annual Meeting of Shareholders and until their successors are chosen and have qualified. Nine directors will continue to serve as set forth below. The persons named as proxy voters in the accompanying proxy, or their substitutes, will vote for the nominees of the Board. If, for any reason not presently known, any of the nominees is not available for election, the proxy voters may, in their discretion, vote for another person or other persons who may be nominated. Directors are elected by the affirmative vote of the holders of a plurality of the shares present, in person or by proxy, and authorized to vote on the matter.

  Brief statements setting forth the age (at March 1, 1999), the principal occupation, and employment during the past five years, the year in which first elected a director, and other information concerning each nominee and the remaining directors appear below.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
For Three-Year Term Expiring at the 2002 Annual Meeting of Shareholders (Class
II)


                         David L. Henninger                 Director since 1997
                         Age 54


   [Photo of             Mr Henninger is President of Van's Comfortemp Air
David L. Henninger       Conditioning, Inc. ("Van's"), a subsidiary of the
  appears here]          Company providing heating, ventilation and air
                         conditioning ("HVAC") services to residential and light commercial customers in the Palm Beach-Ft.
                         Lauderdale, Florida, area. He acquired Van's in 1975 and has served as its President since that time.

                         Donald L. Luke                     Director since 1997
                         Age 62                  Member, Acquisitions Committee

   [Photo of             Mr. Luke became a Director and President and Chief
 Donald L. Luke          Operating Officer of the Company in August 1997. From
 appears here]           November 1996 to July 1997, he served as Chairman of
                         Arriva Air International, Inc., a start-up commercial air cargo business. From September 1996 to August
                         1997, he served as chief executive officer of CTW, Inc., a privately held acquisitions and management company, and a consultant to Batteries Batteries, Inc., a consolidator of specialty battery distribution companies that completed its initial public offering in April 1996. From 1995 to September
                         1996, he served as President, Chief Executive Officer and Director of Batteries Batteries, Inc. From 1991 to 1995, Mr. Luke served as President and Chief
                         Executive Officer of Miracle Ear New York City.

                         J. Patrick Millinor, Jr.           Director since 1997
                         Age 53                  Member, Acquisitions Committee

      [Photo of          Mr. Millinor has been Chief Executive Officer of the
J. Patrick Millinor, Jr. Company since April 1997 and also served as President
    appears here]        of the Company from April 1997 until June 1997. From
                         October 1996 through April 1997, he served as Chief
                         Executive Officer of the Company's predecessor. From
                         September 1994 to October 1996, Mr. Millinor worked directly for Gordon Cain, a major shareholder in the Company, assisting in the formation and management of Agennix Incorporated and Lexicon Genetics, two biotechnology companies. From March 1993 to September
                         1994, he served as Chief Executive Officer of UltrAir, Inc., a start-up passenger airline, and from October 1992 to March 1993, he served as its Chief
                         Financial Officer. He currently serves as a director of Agennix Incorporated and Haelan Health(R)
                         Corporation.

                         Lucian L. Morrison                 Director since 1997
                         Age 62       Member, Audit and Compensation Committees

     [Photo of           Mr. Morrison has been engaged as a trustee and
 Lucian L. Morrison      consultant with respect to trust, estate, probate and
   appears here]         qualified plan matters since 1992. From 1990 through
                         1992, he served as Chief Fiduciary Officer of Northern Trust Bank of Texas, and from 1979 until
                         1990 he served as Chief Executive Officer of Heritage
                         Trust Company.

                         Robert Munson, III                 Director since 1998
                         Age 52

     [Photo of           Mr. Munson is Chief Executive Officer of Trinity
  Robert Munson, III     Contractors, Inc. ("Trinity"), a subsidiary of the
    appears here]        Company which provides mechanical and electrical
                         contracting services to commercial and industrial customers, primarily in the Dallas-Ft. Worth area. He founded Trinity in 1981 and has served as its Chief
                         Executive Officer since 1988.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
For Three-Year Term Expiring at the 2001 Annual Meeting of Shareholders
(Class I)

                         Chester J. Jachimiec               Director since 1997
                         Age 44                  Member, Acquisitions Committee

   [Photo of             Mr. Jachimiec is Executive Vice President-
Chester J. Jachimiec     Acquisitions of the Company, a position he has held
  appears here]          with the Company and its predecessor since October
                         1996. From February 1994 to October 1996, Mr.
                         Jachimiec served as the Director of Acquisitions &
                         Investments for Tenneco Energy, Inc., and from 1990 to 1994, he was an investor in or consultant to various private ventures engaged in natural gas gathering, processing and exploration as well as computer software development. Prior to 1990, Mr.
                         Jachimiec practiced securities law and public accounting with several professional firms.

                         Thomas B. McDade                   Director since 1997
                         Age 75                         Member, Audit Committee

  [Photo of              Mr. McDade is engaged in consulting and managing his
Thomas B. McDade         personal investments. From 1957 to 1985, he was
 appears here]           employed by Texas Commerce Bancshares, last serving
                         in the capacity of Vice Chairman. He currently serves as a director of Bankers Trust Co. of the Southwest, TransTexas Gas, TransAmerican Energy Corp. and
                         TransAmerican Refining Corp.

                         James D. Weaver                    Director since 1997
                         Age 49                  Member, Compensation Committee

   [Photo of             Mr. Weaver has been the President of the Gordon and
 James D. Weaver         Mary Cain Foundation, a nonprofit organization, since
  appears here]          1989 and the Director of the Good Samaritan
                         Foundation, a nonprofit organization, since 1986.

                         William M. Witz                    Director since 1999
                         Age 60

  [Photo of              Mr. Witz is Chief Executive Officer of Continental
James D. Weaver          Electrical Construction Co., a subsidiary of the
 appears here]           Company that provides electrical contracting services
                         in the Chicago metropolitan area. Mr. Witz joined
                         Continental Electrical in 1973 and has served as its Chief Executive Officer since 1976.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
For Three-Year Term Expiring at the 2000 Annual Meeting of Shareholders (Class III)

                         Andrew Jeffrey Kelly               Director since 1997
                         Age 44

    [Photo of            Mr. Kelly is Chief Executive Officer of K & N
 Andrew Jeff Kelly       Plumbing, Heating and Air Conditioning, Inc. ("K&N"),
   appears here]         a subsidiary of the Company providing plumbing and
                         HVAC services to residential new construction markets in the Dallas-Ft. Worth and Austin areas. He founded
                         K&N in 1979 and has served as its Chief Executive
                         Officer since that time.

                         Timothy Johnston                   Director since 1997
                         Age 43

     [Photo of           Mr. Johnston joined Airtron, Inc. ("Airtron") in 1988
  Timothy Johnston       and has served as its Senior Vice President since
   appears here]         1995. He has served as Airtron's Secretary/Treasurer
                         (since 1991) and its Chief Financial Officer (since
                         1988). He became a director of the Company in 1997 in connection with the acquisition by the Company of Airtron.

                         James P. Norris                    Director since 1997
                         Age 60

   [Photo of             Mr. Norris has been Chairman of the Board of the
James P. Norris          Company since June 1997. From 1969 to May 1997, he
 appears here]           served as Executive Vice President of Air
                         Conditioning Contractors of America, an industry trade association based in Washington, D.C.


                         Fredric J. Sigmund                 Director since 1997
                         Age 57

   [Photo of             Mr. Sigmund is Chief Executive Officer of MacDonald-
Fredric J. Sigmund       Miller Industries, Inc. ("MacDonald-Miller"), a
  appears here]          subsidiary of the Company providing a full range of
                         HVAC services to commercial and industrial customers in the Pacific Northwest. He became an employee of MacDonald-Miller in 1967 and has been its Chief
                         Executive Officer since 1986.


                         John M. Sullivan                   Director since 1997
                         Age 63       Member, Audit and Compensation Committees

   [Photo of             Mr. Sullivan has been President of Beta Consulting,
 John M. Sullivan        Inc., a financial and tax consulting firm, since
  appears here]          1994. From 1992 through 1994, he was the
                         International Tax Director of General Motors
                         Corporation. Prior to 1992, Mr. Sullivan was a tax partner with Arthur Andersen LLP. He currently serves as a director of Atlantic Coast Airlines Holdings, Inc.

Stock Ownership

  To the knowledge of the Company, no person, firm or group beneficially owned (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) more than 5% of the shares of Common Stock of the Company outstanding on the record date, except that Gordon Cain, 8 Greenway Plaza, Suite 702, Houston, Texas 77046, was the record owner of 2,417,350 shares of Common Stock, or approximately 6.8% of the shares outstanding. The following table sets forth, at February 28, 1999, the number of shares of Common Stock of the Company beneficially owned by (i) each of the Company's directors and the executive officers named in the summary compensation table on page 8 and (ii) all executive officers and directors as a group:

                                                              Shares
                                                           Beneficially
                                                            Owned(1)(2)
                                                         ---------------------
                                                          Number       Percent
                                                         ---------     -------
Ronald D. Bryant........................................   466,806       1.3%
David L. Henninger......................................   112,201 (3)     *
Chester J. Jachimiec....................................   178,532 (4)     *
Timothy Johnston........................................   261,349 (5)     *
Andrew J. Kelly.........................................   362,800       1.0%
Donald L. Luke..........................................    19,948         *
Thomas B. McDade........................................     9,000         *
J. Patrick Millinor, Jr.................................   274,446 (6)     *
Lucian L. Morrison......................................     6,500         *
Robert Munson, III......................................   556,437 (7)   1.6%
James P. Norris.........................................    24,958         *
Fredric J. Sigmund......................................   207,600 (8)     *
John M. Sullivan........................................    27,750         *
James D. Weaver.........................................    87,500         *
William M. Witz.........................................   202,522         *
All executive officers and directors as a group (22 in
 number)................................................ 3,713,389 (9)  10.2%

--------
 * Less than one percent.
(1) Except as otherwise noted, each shareholder, director and executive officer has sole voting and investment power over the shares beneficially owned as set forth in this column.
(2) Includes shares that are subject to options granted by the Company exercisable at February 28, 1999, or within 60 days thereafter, to purchase 46,927, 13,269, 18,948, 51,861 and 23,458 shares for Messrs.
    Jachimiec, Johnston, Luke, Millinor and Norris, respectively, and to purchase 1,000 shares for each of Messrs. McDade, Morrison, Sullivan and Weaver.
(3) Includes 55,001 shares held by Mr. Henninger's spouse.
(4) Includes 5 shares beneficially owned by Mr. Jachimiec through the GroupMAC Savings Plan and 32,000 shares held by him as trustee of two trusts for the benefit of his children.
(5) Includes 206,740 shares beneficially owned by Mr. Johnston through Airtron, Inc. employee benefit plans.
(6) Includes 140 shares beneficially owned by Mr. Millinor through the GroupMAC Savings Plan and 200 shares held by Mr. Millinor's children.
(7) Includes 129,399 shares held by Mr. Munson as trustee of a trust for the benefit of his family.
(8) Includes 33,760 shares beneficially owned by Mr. Sigmund through the GroupMAC Savings Plan.
(9) Includes 812,579 shares that are subject to options or warrants that are exercisable by all executive officers and directors as a group.

Committees and Meeting Attendance

  The Board of Directors has established three committees--the Audit Committee, the Compensation Committee, and the Acquisitions Committee. The membership of these committees is determined from time to time by the Board. The Board of Directors has not established a nominating committee.

  The Audit Committee held two meetings during 1998. The committee has the responsibility, among other things, for (i) recommending the selection of the Company's independent public accountants, (ii) reviewing and approving the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) reviewing with management and such independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) reviewing with management and the independent public accountants the Company's financial statements and exercising general oversight of the Company's financial reporting process and (v) reviewing with the Company litigation and other legal matters that may affect the Company's financial condition, and monitoring compliance with the Company's business ethics and other policies. The members of the Audit Committee are Messrs. Morrison (Chair), McDade and Sullivan.

  The Compensation Committee has the responsibility, among other things, for
(i) establishing the salary rates of officers and employees of the Company and its subsidiaries, (ii) examining periodically the compensation structure of the Company and (iii) supervising the welfare and pension plans and compensation plans of the Company. During 1998, the Compensation Committee met once and acted by written consent seven times. The members of the Compensation Committee are Messrs. Sullivan (Chair), Morrison and Weaver.

  The Acquisitions Committee has the authority to approve the terms and conditions of acquisitions by the Company of businesses having less than $40 million of revenues and $20 million of assets, including the authority to approve the issuance of debt and equity securities of the Company in connection with such acquisitions, provided that the consideration paid by the Company for each such business is less than $20 million. The members of the Acquisition Committee are Messrs. Millinor (Chair), Jachimiec and Luke.

  During 1998 the Board of Directors held eight meetings. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board on which the director served except for Messrs. Morrison and Weaver.

Compensation of Directors

  The Company did not pay to any of its directors compensation for services rendered in 1998. In December 1997, the Company granted to each director of the Company who was not an employee of the Company or any subsidiary (Messrs. McDade, Morrison, Sullivan and Weaver) an option to purchase 4,000 shares of Common Stock at a purchase price of $14.00 per share. These options will remain in effect for five years after the date of grant and 1,000 shares of each grant will become exercisable on each anniversary of the date of grant. If a director ceases to serve in such capacity because of his death, disability or retirement, all unexercised options granted to that director will become exercisable for a one-year period.

  In January 1999, the Board approved the following compensation for outside directors:

  Stock Options:               5,000 shares upon each election to the Board


  Attendance Fees:             $1,000 for each Board meeting
                               $500 for each Board Committee meeting
                               Expenses related to attendance

  Beginning in 2000, the attendance fees will be increased to $2,000 and $1,000, respectively.

Executive Compensation

  The following table sets forth the remuneration paid by the Company to the Chief Executive Officer and the four other most highly compensated executive officers of the Company based on 1998 salaries and bonuses.

                          Summary Compensation Table

                                                          Long-Term
                                  Annual Compensation(1) Compensation
                                  ---------------------- ------------
                                                          Securities  All Other
                                                          Underlying   Compen-
   Name and Principal Position    Year  Salary   Bonus     Options    sation(2)
   ---------------------------    ---- -------- -------- ------------ ---------
James P. Norris.................. 1998 $151,829 $140,000     5,000     $29,528
 Chairman of the Board            1997   87,500   43,750    84,500          --
J. Patrick Millinor, Jr.......... 1998 $153,810  145,000     5,000         584
 Chief Executive Officer          1997  150,000   87,500    56,500       1,080
Donald L. Luke................... 1998 $151,829  142,500    15,000      13,287
 President and Chief Operating
 Officer                          1997   62,500   31,250    70,969          --
Ronald D. Bryant................. 1998  150,000  146,865     6,825       4,518
 President of Masters             1997   17,941       --        --         896
Timothy Johnston................. 1998  170,942  573,552        --       3,201
 Senior Vice President and Chief  1997   99,000  122,000    53,078       1,000
 Financial Officer of Airtron

--------
(1) The annual amount of perquisites or other personal benefits provided to each individual was less than 10% of reported salary and bonus.
(2) All Other Compensation for 1998 consists of (i) reimbursement of nondeductible moving expenses and related income tax expense for Messrs. Norris and Luke of $28,615 and $5,481, respectively, (ii) insurance premiums and reimbursement of related income tax expense for Messrs. Norris, Millinor and Luke of $913, $584 and $7,806, respectively, (iii) Company contributions to retirement programs on behalf of Messrs. Bryant and Johnston of $3,444 and $3,201, respectively, and (iv) insurance premiums for Mr. Bryant of $1,074.

  Mr. Norris commenced his employment with the Company in June 1997; Mr. Luke commenced his employment with the Company in August 1997; Mr. Johnston commenced his employment with the Company in May 1997; and Mr. Bryant commenced his employment with the Company in November 1997.

                          Stock Option Grants in 1998

  The following table sets forth the number of stock options that were granted during 1998 to the persons named in the Summary Compensation Table.





                                                                          Potential
                                                                       Realizable Value
                                       Individual Grants                  at Assumed
                         --------------------------------------------- Annual Rates of
                                      % of Total                         Stock Price
                          Number of    Options    Exercise             Appreciation for
                           Shares     Granted to   or Base             Option Term (2)
                         Underlying  Employees in   Price   Expiration ----------------
          Name           Options (1) Fiscal Year  Per Share    Date      5%      10%
          ----           ----------- ------------ --------- ---------- ------- --------
James P. Norris.........    5,000         .3%      $12.938  12-09-2003 $17,873 $ 39,494
J. Patrick Millinor,
 Jr.....................    5,000         .3        12.938  12-09-2003  17,873   39,494
Donald L. Luke..........   15,000         .8        12.938  12-09-2003  53,618  118,482
Ronald D. Bryant........    6,825         .4        12.938  12-09-2003  24,396   53,909
Timothy Johnston........       --         --            --          --      --       --

--------
(1) All options were granted on December 9, 1998, have an exercise price equal to 100% of the fair market value on the date of grant, have a five year term and become exercisable with respect to 25% of the shares subject to the option on each anniversary of the date of grant.
(2) The dollar amounts in these columns were calculated on the basis of the indicated rates of appreciation in the fair market value of the Common Stock, compounded annually from the grant date to the end of the option term. The indicated rates of appreciation are prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Company's Common Stock would be $16.51and $20.84 respectively, or 28% and 61%, respectively, above the exercise price.

                         Options Exercised in 1998 and
                             1998 Year-End Values

  The following table presents information as to the value of stock options held, as of December 31, 1998, by the persons named in the Summary Compensation Table. None of the named executive officers exercised any options to acquire shares during 1998.

                            Total No. of Unexercised    Value of Unexercised
                                 Options Held at      In-the-Money Options Held
                                December 31, 1998      at December 31, 1998(1)
                            ------------------------- -------------------------
           Name             Exercisable Unexercisable Exercisable Unexercisable
           ----             ----------- ------------- ----------- -------------
James P. Norris............   23,458       66,042      $ 84,440     $168,890
J. Patrick Millinor, Jr....   51,861       66,244       341,416      170,717
Donald L. Luke.............   18,948       67,021        43,636       87,272
Ronald D. Bryant...........       --        6,825            --           --
Timothy Johnston...........   13,269       39,809            --           --

--------
(1) The closing price for the Common Stock on the New York Stock Exchange on December 31, 1998, was $12.125. Value is calculated on the basis of the difference between the option exercise price and $12.125, multiplied by the number of shares of Common Stock underlying the options.

Group Maintenance America Corp. Compensation Committee Report on Executive Compensation

  The Compensation Committee (the "Committee") of the Board of Directors is responsible for overseeing the development and implementation of the executive compensation philosophy, plans and programs of the Company as described below. The Committee is composed entirely of non-employee Directors.

 Compensation Philosophy

  The Company has established a philosophy for compensation of the Company executives and those of its principal subsidiaries that is intended to appropriately align the interests of the executives with those of the Company's shareholders and be based on awarding compensation in line with performance.

  In implementing this philosophy, the program has been structured to:

  . Provide as current compensation a base salary with a variable incentive award premised on achieving the Company's business objectives for the year.

  . Develop and administer stock ownership programs for executives that provide strong incentives for long-term retention of senior executives.

  . Encourage stock ownership at all levels of the organization through stock option and employee stock purchase plans.

The Committee continues to carefully review the effects in operation of the plans implemented to date to insure that the desired results are achieved, and will recommend to management any changes deemed desirable as a result of such review.

 Annual Cash Compensation Program

  Base Salaries

  As described elsewhere, each of the executive officers of the Company entered into an employment agreement upon initial employment with the Company providing for a specified base salary and an annual cash bonus depending on the actual performance of the Company. Upon the successful completion of the Company's Initial Public Offering in November 1997, the Company paid a special cash bonus to each of its executives based upon their respective salaries and length of time employed by the Company, and each executive agreed to continue at his then salary level through December 31, 1998. Salaries were adjusted effective January 1, 1999 so that those salaries would be closer to the median salaries paid for comparable positions at other companies. The Committee will continue to review from time to time the salary structure of the Company compared to those of comparably-situated companies to determine that future adjustments are appropriate.

  Incentive Bonus Plans

  The Board of Directors of the Company approved a cash incentive bonus plan for its headquarters employees in 1998. Individual amounts payable under this plan were dependent on (1) achieving a targeted earnings-per-share result; (2) influence of the individual position on ability to achieve overall corporate objectives; and (3) assessment of individual performance in carrying out the assigned responsibilities.

  The Company utilized a cash bonus program for the key employees of its subsidiaries under which awards were determined based upon the performance of each subsidiary. The size of the bonus pool was equal to a defined percentage of the amount by which the subsidiary's after-tax net operating profit (as defined) less a charge for capital allocated to the subsidiary exceeded a similar calculation of the previous year's results. A certain percentage of earned bonuses are carried over to the following year for retention purposes and to promote long-term goal achievement. Messrs. Johnston, Bryant, Henninger, Kelly and Sigmund participated in the program in 1998.

  Long-Term Incentives--Stock Plans

  The Company's long-term incentive plans (the 1997 Stock Awards Plan, the 1997 Stock Option Plan and the Employee Stock Purchase Plan) are intended to be a significant portion of the total compensation package of the Company's senior executives and to provide an ownership opportunity to employees at all levels of the organization. Pursuant to this objective, the Company granted awards under the stock option plans at the time of the Company's initial public offering and will make additional awards periodically based on individual performance evaluations and recommendations of the CEO and/or the chief executive officer of each subsidiary corporation, as applicable. An employee stock purchase plan will be implemented on July 1, 1999 subject to shareholder approval.

  1998 Chief Executive Officer Compensation

  The base compensation of the CEO for 1998 continued at the level of $150,000 as established in his initial employment agreement in 1996. While information provided by compensation consultants indicates that this compensation is below base salaries of CEOs of comparable companies, the Committee and the executive officers believe the Company's management group, including the CEO, is properly incentivized by the overall compensation program as described above.

  In 1998, Mr. Millinor received a cash bonus of $145,000 and an option to purchase 5,000 shares of common stock. This option is exercisable at $12.938 per share over a period of five years, with 25% of such shares becoming exercisable at each anniversary of the date of grant.

  Mr. Millinor's leadership since inception of the Company has been outstanding, with the IPO being completed after only one year with an initial revenue run rate in excess of $300 million and with the achievement of over $1 billion in pro forma annual revenues as of December 31, 1998. The Company's outstanding growth and operating performance have been achieved through a team effort led by Mr. Millinor. He participates directly in the identification and negotiation process in acquiring new companies as Chairman of the Acquisitions Committee. He provides overall direction and guidance to staff and operating personnel and has strongly emphasized management and technical training at all levels to insure consistency of service.

                                          COMPENSATION COMMITTEE

                                          John M. Sullivan, Chairman
                                          Lucian L. Morrison
                                          James D. Weaver

Performance Graphs

  The following graph compares the percentage change in the market value of the Company's Common Stock to the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and a group of three peer issuers (the "Peer Group Index") for 1998 and the portion of 1997 that the Company's Common Stock was registered pursuant to Section 12 of the Securities Exchange Act of 1934, assuming the investment of $100 on November 7, 1997, the date immediately following the date of the IPO, and the reinvestment of all dividends since that date to December 31, 1998. The three peer issuers are American Residential Services, Inc., Comfort Systems USA, Inc. and Service Experts, Inc., each of which is a publicly traded company engaged (either directly or through subsidiaries) in the same or similar business as the Company. The Peer Group Index was weighted for market capitalization.

          [COMPARISON OF CUMULATIVE TOTAL RETURN CHART APPEARS HERE]

                                GROUP
                             MAINTENANCE    PEER GROUP    S&P 500
                             -----------    ----------    -------
                 NOV 1997     100.00         100.00       100.00
                 DEC 1997     120.09         113.58       106.43
                 MAR 1998     120.98         114.15       121.27
                 JUN 1998     128.57         125.24       125.27
                 SEP 1998     102.68          92.75       112.81
                 DEC 1998      86.61          86.53       136.84

  The performance of the Company's Common Stock reflected above is not necessarily indicative of future performance of the Common Stock. The total return on investment for the period shown for the Company, the S&P 500 Index and the Peer Group Index is based on the stock price or composite index at November 7, 1997.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

  In 1997, Mr. Norris entered into an employment agreement with the Company which was amended in March 1998. The employment agreement provides for an annual base salary of $150,000 and an annual cash bonus of up to 100% of his base salary depending on the actual performance of the Company. The agreement expires on March 1, 2001.

  In 1996, Mr. Millinor entered into an employment agreement with the Company which was amended in March 1998. The employment agreement provides for an annual base salary of $150,000 and an annual cash bonus of up to 100% of his base salary depending on the actual performance of the Company. The agreement expires on March 1, 2001.

  In 1997, Mr. Luke entered into an employment agreement with the Company which was amended in March 1998. The employment agreement provides for an annual base salary of $150,000 and an annual cash bonus of up to 100% of his base salary depending on the actual performance of the Company. The agreement expires on March 1, 2001.

  Each of the foregoing employment agreements obligate the employee not to disclose Company information and to not compete with the Company for a six month period following his termination of employment. In the event of the disability of the employee, the Company will continue payment of the employee's compensation during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. In the event his employment is terminated without cause, the Company will pay the employee (i) if the termination occurs within 24 months following a change of control (as defined therein), an amount equal to twice his annual salary and target bonus plus a tax gross-up amount to eliminate the effects of any excise tax imposed on such payments, if any, and (ii) otherwise, an amount equal to his base salary.

  Masters has an employment agreement with Mr. Bryant which provides for an annual salary of $150,000. The agreement expires on November 13, 2000. In the event of Mr. Bryant's disability, Masters will continue payment of his compensation during the first twelve month period of such disability to the extent not covered by Masters' disability insurance policies. If his employment is terminated, Mr. Bryant will receive compensation for the periods described in the agreement. In addition, Mr. Bryant has agreed not to compete with the Company until the later to occur of November 13, 2002, or (ii) two years following his termination of employment.

  Airtron has an employment agreement with Mr. Johnston which provides for an annual base salary of $150,000. Mr. Johnston also participates in the Airtron incentive bonus plan (which provides him with an award equal to 1.50% of Airtron's EBITDA before corporate bonus, not to exceed $154,000 annually). The agreement expires on April 30, 2000. In the event of Mr. Johnston's disability, Airtron will continue payment of his compensation during the first six month period of such disability to the extent not covered by Airtron's disability insurance policies. If his employment is terminated, Mr. Johnston will receive compensation for the periods described in the agreement. In addition, Mr. Johnston has agreed not to compete with Airtron until the later to occur of (i) April 30, 2002 or (ii) one year following his termination of employment.

Transactions with Management and Others

  Airtron leases its headquarters offices in Dayton, Ohio, and its operating facilities in Cincinnati and Cleveland, Ohio, Indianapolis, Indiana, Clearwater, Florida, Dallas, Houston and San Antonio, Texas and Wichita, Kansas from entities controlled by certain former shareholders of Airtron, including Mr. Johnston and James D. Jennings, who resigned as a director of the Company in April 1998. None of these leases expire prior to 2008. The aggregate annual base rent to be paid under these leases is approximately $758,000 with annual increases based on the consumer price index. The Company believes that the terms of such leases are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties. Messrs. Johnston and Jennings also received from the Company in 1998 $751,503 and $1,778,305, respectively, as additional consideration for the sale of their Airtron stock to the Company in 1997. These amounts were based upon the tax savings to the Company resulting from the payment to Messrs. Johnston and Jennings in 1998 of compensation that had been deferred by them in periods prior to the acquisition and were part of the original contract for the acquisition of Airtron. The Company estimates that it will pay to Messrs. Johnston and Jennings in the future approximately $610,000 and $1,440,000, respectively, as the remaining deferred compensation is paid to them.

  In connection with the Company's acquisition of K&N in 1997, the Company agreed to pay additional consideration based on the operating results of K&N for the 15 month period ended June 30, 1998. During 1998, Mr. Kelly received $1,823,907 pursuant to this contract. K&N leases its Arlington, Texas, facility from Sigma Management, a company owned by Mr. Kelly. In 1998, K&N paid $94,800 in rent under this lease. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In connection with the Company's acquisition of MacDonald-Miller, the Company agreed to pay additional consideration in the form of an earnout, based on the operating results of MacDonald-Miller for the 12 month period ended December 31, 1997, which was subsequently extended to December 31, 1998, to the former shareholders of MacDonald-Miller, including Mr. Sigmund. The Company estimates that the payment to Mr. Sigmund will be approximately $144,000 in cash and 19,000 shares of Common Stock. MacDonald-Miller leases its Seattle facility from F&V Investments, a company owned by Mr. Sigmund and his wife. In 1998, MacDonald-

Miller paid $475,200 in rent under this lease. The Company believes that the terms of this lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  Masters leases its Gaithersburg, Maryland, facility from an entity controlled by Mr. Bryant. In 1998, Masters paid $243,048 in rent under this lease, and the lease provides that the rent will increase 4% each year. The Company believes that the terms of this lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  Van's leases its Delray Beach, Florida, facility from an entity controlled by Mr. Henninger. In 1998, Van's paid $86,122 in rent under this lease, which provides that the rent will increase by 3% each year. The Company believes that the terms of this lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In connection with the acquisition of Continental Electrical Construction Co. by the Company in October 1998, Mr. Witz received approximately $10 million in cash and 202,522 shares of Common Stock. Additionally, a trust under which Mr. Witz is a beneficiary has leased two buildings to Continental Electrical for an aggregate amount of approximately $24,000 per month. Each lease has an initial five year term and provides for rent increases based upon changes in the Consumer Price Index beginning in the fourth year of each lease. The Company believes that the terms of each lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In 1998, the Company purchased the stock of Trinity Contractors, Inc. from its shareholders, including Robert Munson III and a trust of which Mr. Munson is the beneficiary. As consideration for these shares, Mr. Munson and the trust received $16,081,473 in cash, 555,437 shares of Common Stock, a warrant to purchase 317,510 shares of Common Stock, and $6,128,979 of subordinated debt of the Company. In early 1999, Mr. Munson exercised a put option to require the Company to repurchase the warrants and debt for an amount equal to the principal amount of the debt plus the accrued and unpaid interest thereon.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, among others, to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to the Company, or written representations from reporting persons, the Company believes that all filing requirements applicable to its executive officers and directors were complied with during 1998 except that one report with respect to each of Messrs. W. Michael Callahan, David L. Henninger and Alfred R. Roach, Jr. was inadvertently filed late.

Compensation Committee Interlocks and Insider Participation

  During 1998, Messrs. Morrison, Sullivan and Weaver (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company's Compensation Committee. There were no interlocks or insider participation with other companies with the meaning of the proxy rules of the Securities and Exchange Commission during 1998.

                                    ITEM 2

                                  APPROVAL OF
                     GROUPMAC EMPLOYEE STOCK PURCHASE PLAN

  The Board of Directors recommends a vote FOR the approval of this Proposal

  The Board of Directors of the Company, on March 10, 1999, unanimously approved the GroupMAC Employee Stock Purchase Plan (the "Plan") and directed that the Plan be submitted to the shareholders for their approval at the 1999 Annual Meeting of Shareholders. The Plan will become effective, subject to shareholder approval, on July 1, 1999.

  Under the Plan, eligible employees may purchase up to 1,000,000 shares of the Company's Common Stock, par value $.001 per share.

  The Plan is being presented to the shareholders of the Company for approval to enable the Plan to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Tax Code"). A discussion of the tax consequences of the Plan is set forth below. The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) of the Tax Code. The Company is unable to determine the amount of the benefits which may be received by Plan participants, or would have been received by Plan participants had the Plan been in effect for fiscal year 1998, as participation may vary in the discretion of the individual employees.

  Set forth below is a summary of the major provisions of the Plan, which is qualified in its entirety by reference to the full text of the Plan attached to this Proxy Statement as Appendix A.

Summary of the Stock Purchase Plan

  Objective. The objective of the Plan is to permit employees of the Company and its subsidiaries to acquire an equity interest in the Company through the purchase of the Company's Common Stock.

  Eligibility and Participation. Each full-time employee of the Company or any of its subsidiaries who has completed at least 90 days of service with the Company is eligible to participate in the Plan except employees who are customarily employed less than 20 hours per week or less than five months per year or are employed by a subsidiary which has been excluded from participation in the Plan, as determined by the Compensation Committee. However, no employee is eligible who would own, after purchasing Common Stock subject to options, shares of capital stock representing 5% or more of the total combined voting stock of the Company. The Company estimates that approximately 10,000 employees of the Company and its subsidiaries will be eligible to participate in the Plan. An eligible employee may enroll in the Plan as of each January 1 and July 1 (the "Enrollment Dates") and may thereafter make contributions on an after-tax basis through payroll deductions over a six month period ending on June 30 and December 31, respectively, ranging from a minimum of $10 per month up to an overall maximum of 10% of the participant's base compensation (or such other amount as the Compensation Committee may determine). A participant may withdraw from the Plan at any time, in which event any accumulated payroll deductions will be paid to him.

  Purchase of Common Stock. On each June 30 and December 31, the participants' payroll deductions since the preceding Enrollment Date will be invested in shares of Common Stock. Shares will be purchased at a price equal to 85% of the Fair Market Value (as defined in the Plan) of such Common Stock on the Enrollment Date or the date of purchase, whichever is lower. The shares purchased may be authorized but unissued shares, shares previously issued and reacquired by the Company, or shares purchased on the open market.

  Recapitalization. In the event of any reorganization, stock split, reverse stock split or other change in the capital structure of the Company, the Compensation Committee may make an appropriate adjustment to the number, kind and purchase price of the shares available for purchase under the Plan and the maximum number of shares which may be issued under the Plan.

  Costs of Administration. The Company will pay the costs of administering the Plan and will also pay any brokerage fees for the sale by a participant of shares purchased under the Plan and held for two years.

  Taxes. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Tax Code. This section provides that participants will not be taxed on the discount until the participant disposes of the stock, and the determination of the ordinary and capital portion of the resulting gain or loss depends on the length of time the employee has held the stock. The Company will be entitled to a deduction equal to the amount of the employee's ordinary income if the employee disposes of the shares within two years of the applicable Enrollment Date; otherwise, the Company will have no tax consequences.

  Plan Amendment. The Board of Directors of the Company may amend or terminate the Plan at any time as permitted by law. However, no amendment that requires shareholder approval in order for the Plan to meet the requirements of Section 423 will be effective unless within one year after it is adopted by the Board of Directors it is approved by the Company's shareholders.

  Administration. The Compensation Committee of the Board of Directors will administer the Plan. The Committee is empowered to adopt rules and regulations concerning the administration and interpretation of the Plan.

  The affirmative vote of at least a majority of the outstanding shares present in person or by proxy at the annual meeting is necessary for the adoption of the Plan.

                                    ITEM 3

           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors recommends a vote FOR the approval of this Proposal

  Financial statements of the Company and its consolidated subsidiaries are included in the Company's annual report furnished to all shareholders. The annual report does not constitute part of the proxy solicitation material. The Board of Directors has appointed KPMG LLP as independent public accountants for the Company to examine its consolidated financial statements for the year ended December 31, 1999 and has determined that it would be desirable to request that the shareholders approve such appointment. If the shareholders should not approve such appointment, the Board would reconsider the appointment. KPMG LLP also acted as the Company's principal accountants for the fiscal year ended December 31, 1998. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and also are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters that may properly come before the annual meeting. However, should any such matter come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote all proxies (unless otherwise directed by shareholders) in accordance with their judgment on such matters.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  In order to properly present a proposal for consideration at the 2000 Annual Meeting of Shareholders, a shareholder must deliver to the Secretary of the Company written notice of that proposal no earlier than November 14, 1999 and no later than December 14, 1999. The Company will consider any proposal submitted during this period for inclusion in its proxy statement and form of proxy relating to that meeting.

                                        RANDOLPH W. BRYANT
                                        Senior Vice President, General Counsel
                                         and Secretary

The Company will furnish without charge to each person whose Proxy is being solicited, upon the written request of any such person, a copy of the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Randolph W. Bryant, Senior Vice President, General Counsel and Secretary, Group Maintenance America Corp., 8 Greenway Plaza, Suite 1500, Houston, Texas 77046.

                                                                     APPENDIX A

                     GROUPMAC EMPLOYEE STOCK PURCHASE PLAN

                           (Effective July 1, 1999)

1. Purpose

  The GroupMAC Employee Stock Purchase Plan (the "Plan") is designed to encourage and assist all employees of Group Maintenance America Corp. ("GroupMAC") and its Subsidiaries (as defined in Section 4) (hereinafter collectively referred to as the "Company"), where permitted by applicable laws and regulations, to acquire an equity interest in GroupMAC through the purchase of shares of common stock, $.001 par value, of GroupMAC ("Common Stock"). It is intended that this Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2. Administration of the Plan

  The Plan shall be administered and interpreted by the Compensation Committee (the "Committee") of the Board of Directors of GroupMAC (the "Board"). The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (i) employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees; (ii) construe or interpret the Plan; (iii) determine all questions of eligibility; and (iv) compute the amount and determine the manner and time of payment of all benefits according to the Plan.

3. Nature and Number of Shares

  The Common Stock subject to issuance under the terms of the Plan shall be shares of GroupMAC's authorized but unissued shares, previously issued shares reacquired and held by GroupMAC or shares purchased on the open market. The aggregate number of shares which may be issued under the Plan shall not exceed 1,000,000 shares of Common Stock. All shares purchased under the Plan, regardless of source, shall be counted against the 1,000,000 share limitation.

  In the event of any reorganization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of GroupMAC, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares which may be issued under the Plan, subject to the approval of the Board and in accordance with Section 19.

4. Eligibility Requirements

  Each Employee (as hereinafter defined), except as described in the next following paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first Enrollment Date (as defined therein) following employment by the Company. Participation in the Plan is voluntary.

  The following Employees are not eligible to participate in the Plan:

    (i) Employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of five percent or more of the total combined voting power or value of all outstanding shares of all classes of GroupMAC or any Subsidiary (in determining stock ownership of an individual, the rules of Section 424(d) of the Code shall be applied, and the Committee may rely on representations of fact made to it by the Employee and believed by it to be true);

    (ii) Employees who are customarily employed by the Company less than 20 hours per week or less than 5 months in any calendar year; and

    (iii) Employees who have not completed at least 90 days of service with the Company as of an Enrollment Date.

  "Employee" means any individual employed full-time by GroupMAC or any Subsidiary. "Subsidiary" means any corporation (a) which is in an unbroken chain of corporations beginning with GroupMAC if, on or after the Effective Date, each of the corporations other than the last corporation in the chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain and (b) which has not been excluded from Plan participation by action of the Committee.

5. Enrollment

  Each eligible Employee of GroupMAC or any Subsidiary as of July 1, 1999 (the "Effective Date") may enroll in the Plan as of the Effective Date. Each other eligible Employee of GroupMAC or a participating Subsidiary who thereafter becomes eligible to participate may enroll in the Plan on the first to occur of January 1 or July 1 following the date he first meets the eligibility requirements of Section 4. Any eligible Employee not enrolling in the Plan when first eligible may enroll in the Plan on any subsequent January 1 or July
1. Any eligible Employee may enroll or re-enroll in the Plan on the dates hereinabove prescribed or such other specific dates established by the Committee from time to time ("Enrollment Dates"). In order to enroll, an eligible Employee must complete, sign and submit the appropriate form to the person designated by the Committee.

6. Method of Payment

  Payment for shares is to be made as of the applicable Purchase Date (as defined in Section 9) through payroll deductions on an after-tax basis (with no right of prepayment) over the Plan's designated purchase period (the "Purchase Period"), with the first such deduction commencing with the first payroll period ending after the Enrollment Date. Each Purchase Period under the Plan shall be a period of six calendar months beginning on each January 1 and ending on the following June 30 and on each July 1 and ending on the following December 31 or such other period as the Committee may prescribe. Each participating Employee (hereinafter referred to as a "Participant") will authorize such deductions from his pay for each month during the Purchase Period and such amounts will be deducted in conformity with his employer's payroll deduction schedule.

  Each Participant may elect to make contributions each pay period in amounts not less than $10, not to exceed an annual contribution equal to ten percent of the Participant's base salary (or such other dollar amounts as the Committee may establish from time to time before an Enrollment Date for all purchases to occur during the relevant Purchase Period). In establishing other dollar amounts of permitted contributions, the Committee may take into account the Maximum Share Limitation (as defined in Section 8). The rate of contribution shall be designated by the Participant in the enrollment form.

  A Participant may elect to increase or decrease the rate of contribution effective as of the first day of the Purchase Period by giving prior written notice to the person designated by the Committee on the appropriate form. A Participant may not elect to increase or decrease the rate of contribution during a Purchase Period. A Participant may suspend payroll deductions at any time during the Purchase Period, by giving prior written notice to the person designated by the Committee on the appropriate form. If a Participant elects to suspend his payroll deductions, such Participant's account will be used to purchase stock at the end of the Purchase Period. A Participant may also elect to withdraw his entire contributions for the current Purchase Period in accordance with Section 8, by giving prior written notice to the person designated by the Committee on the appropriate form. Any Participant who withdraws his contributions will receive, as soon as practicable, his entire account balance. Any Participant who suspends payroll deductions or withdraws contributions during any Purchase Period cannot resume payroll deductions during such Purchase Period and must re-enroll in the Plan in order to participate in the next Purchase Period.

  Except in case of cancellation of election to purchase, death, resignation or other terminating event, the amount in a Participant's account at the end of the Purchase Period will be applied to the purchase of the shares.

7. Crediting of Contributions and Payment of Dividends

  Contributions shall be credited to a Participant's account as soon as administratively feasible after payroll withholding. Any such contributions shall be deposited in or held by a bank or financial institution designated by the Committee for this purpose (the "Custodian"). Dividends on shares held in a Participant's account in the Plan will be paid directly to such Participant. Interest will not be credited to a Participant's account.

8. Grant of Right to Purchase Shares on Enrollment

  Enrollment in the Plan by an eligible Employee on an Enrollment Date will constitute the grant by the Company to the Participant of the right to purchase shares of Common Stock under the Plan. Re-enrollment by a Participant in the Plan will constitute a grant by the Company to the Participant of a new opportunity to purchase shares on the Enrollment Date on which such re-enrollment occurs. A Participant who has not (a) terminated employment, (b) withdrawn his contributions from the Plan, or (c) notified the Company in writing, by such date as the Committee shall establish (which date shall not be later than June 1 or December 1, as applicable), of his election to withdraw his payroll deductions as of the applicable of June 30 or December 31 will have shares of Common Stock purchased for him on the applicable Purchase Date, and he will automatically be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which such purchase has occurred, unless each Participant notifies the person designated by the Committee on the appropriate form that he elects not to re-enroll.

  Each right to purchase shares of Common Stock under the Plan during a Purchase Period shall have the following terms:

    (i) the right to purchase shares of Common Stock during a particular Purchase Period shall expire on the earlier of: (A) the completion of the purchase of shares on the Purchase Date occurring in the Purchase Period, or (B) the date on which participation of such Participant in the Plan terminates for any reason;

    (ii) payment for shares purchased will be made only through payroll withholding in accordance with Sections 6 and 7;

    (iii) purchase of shares will be accomplished only in accordance with
  Section 9;

    (iv) the price per share will be determined as provided in Section 9;

    (v) the right to purchase shares (taken together with all other such rights then outstanding under this Plan and under all other similar stock purchase plans of GroupMAC or any Subsidiary) will in no event give the Participant the right to purchase a number of shares during a calendar year in excess of the number of shares of Common Stock derived by dividing $25,000 by the fair market value of the Common Stock (the "Maximum Share Limitation") on the applicable Grant Date determined in accordance with
  Section 9;

    (vi) shares purchased under this Plan may not be sold within one year of the Purchase Date, or such longer period as may be required under applicable insider trading or other securities laws and regulations unless the Committee, in its sole discretion, waives this requirement to the extent permissible under such applicable laws and regulations; and

    (vii) the right to purchase shares will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee, in its sole discretion, from time to time.

9. Purchase of Shares

  The right to purchase shares of Common Stock granted by the Company under the Plan is for the term of a Purchase Period. The fair market value of the Common Stock ("Fair Market Value") to be purchased during such Purchase Period will be the average of the high and low sales price per share of the Common Stock as reported on the New York Stock Exchange on the first trading day of the calendar month of January or July, as applicable, or such other trading date designated by the Committee (the "Grant Date"). The Fair Market Value of the Common Stock will again be determined in the same manner on the last trading day of the calendar month of June or December, as applicable, or such other trading date designated by the Committee (the "Purchase Date"); however, in no event shall the Committee, in the exercise of its discretion, designate a Purchase Date beyond 27 months from the related Enrollment Date or otherwise fail to meet the requirements of
Section 423(b)(7) of the Code. These dates constitute the date of grant and the date of exercise for valuation purposes of Section 423 of the Code.

  As of the Purchase Date, the Committee shall apply the funds then credited to each Participant's account to the purchase of whole and fractional shares of Common Stock. The cost to the Participant for the shares purchased during a Purchase Period shall be the lower of:

    (i) eighty-five percent of the Fair Market Value of Common Stock on the Grant Date; or

    (ii) eighty-five percent of the Fair Market Value of Common Stock on the Purchase Date.

  GroupMAC will deliver certificates evidencing shares purchased to the Custodian or to any other bank or financial institution designated by the Committee for this purpose as soon as administratively feasible after the Purchase Date. Notwithstanding the foregoing, Participants shall be treated as the owners of their shares effective as of the Purchase Date. Shares that are held by the Custodian or any other designated bank or financial institution shall be held in book entry form. If for any reason the purchase of shares with a Participant's contributions to the Plan exceeds or would exceed the Maximum Share Limitation, such excess amounts shall be refunded to the Participant as soon as practicable after such excess has been determined to exist.

  If as of any Purchase Date the shares authorized for purchase under the Plan are exceeded, enrollments shall be reduced proportionately to eliminate the excess. Any funds that cannot be applied to the purchase of shares due to excess enrollment shall be refunded as soon as administratively feasible. The Committee in its discretion may also provide that excess enrollments may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations set forth under Section 423 of the Code.

10. Manner of Withdrawal

  A Participant may elect to withdraw at any time (without withdrawing from participation in the Plan), and to receive a certificate for, the number of shares which have been held in his account for at least one year after such shares were purchased, by giving notice to the person designated by the Committee on the appropriate form. Upon receipt of such notice from the person designated by the Committee, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the issuance and delivery of such shares held in the Participant's account as soon as administratively feasible.

  This one-year holding requirement may be waived by the Committee, in its sole discretion. Until such certificates are distributed to the Participant, the Participant will not be permitted to transfer ownership of the certificates except as contemplated by Section 14 of the Plan.

11. Termination of Participation

  The right to participate in the Plan terminates immediately when a Participant ceases to be employed by the Company for any reason whatsoever (including death, unpaid disability or when the Participant's employer ceases to be a Subsidiary) or the Participant otherwise becomes ineligible. Participation also terminates immediately when the Participant voluntarily withdraws his contributions from the Plan. A Participant whose participation in the Plan has not terminated or has not suspended his payroll deductions during a Purchase Period will automatically be re-enrolled in the Plan for the next Purchase Period, unless such eligible Employee notified the person designated by the Committee on the appropriate form that he elects not to re-enroll. Participation terminates immediately after the Purchase Date if the Participant elects not to re-enroll in the Plan for the next Purchase Period or if the Participant has suspended payroll deductions during any Purchase Period and has not re-enrolled in the Plan for the next Purchase Period. As soon as administratively feasible after termination of participation, the Committee shall pay to the Participant or his beneficiary or legal representative all funds credited to his account. The Participant may elect to receive a certificate for the number of shares held in his account for at least one year after such shares were purchased (unless the one-year holding requirement is waived by the Committee in its sole discretion), in accordance with Section 10 of the Plan. For purposes of the Plan, a Participant is not deemed to have terminated his employment if he transfers employment from GroupMAC to a Subsidiary, or vice versa, or transfers employment between Subsidiaries.

12. Unpaid Leave of Absence

  Unless the Participant has voluntarily withdrawn his contributions from the Plan, shares will be purchased for his account on the Purchase Date next following commencement of an unpaid leave of absence by such Participant, provided such leave does not constitute a termination of employment. The number of shares to be purchased will be determined by applying to the purchase the amount of the Participant's contributions made up to the commencement of such unpaid leave of absence. If the Participant's unpaid leave of absence both commences and terminates during the same Purchase Period and he has resumed eligible employment prior to the Purchase Date related to that Purchase Period, he may also resume payroll deductions immediately, and shares will be purchased for him on such Purchase Date as otherwise provided in Section 9.

13. Designation of Beneficiary

  Each Participant may designate one or more beneficiaries in the event of death and may, in his sole discretion, change such designation at any time. Any such designation shall be effective upon receipt by the person designated by the Committee and shall control over any disposition by will or otherwise.

  As soon as administratively feasible after the death of a Participant, amounts credited to his account shall be paid in cash and a certificate for any shares shall be delivered to the Participant's designated beneficiaries or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant's estate. Such payment shall relieve the Company of further liability to the deceased Participant with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

14. Assignment

  Except as provided in Section 13, the rights of a Participant under the Plan will not be assignable or otherwise transferable by the Participant, other than by will or the laws of descent and distribution. No purported assignment or transfer of such rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever, but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If this provision is violated, the Participant's election to purchase Common Stock shall terminate, and the only obligation of the Company remaining under the Plan will be to pay to the person entitled thereto the amount then credited to the Participant's account. No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant's right to purchase shares under the Plan shall be exercisable only during the Participant's lifetime and only by him.

15. Costs

  All costs and expenses incurred in administering this Plan shall be paid by GroupMAC. Any brokerage fees for the sale of shares purchased under the Plan shall be paid by the Participant; provided, however, that in the event Common Stock is retained by the Participant for a period of two years (or more) beginning on the Purchase Date of such Common Stock, then GroupMAC shall pay the brokerage fees related to the sale of such shares of Common Stock.

16. Reports

  As soon as practicable following the end of each Purchase Period, GroupMAC shall provide or cause to be provided to each Participant a report of his contributions and the number of whole and fractional shares of Common Stock purchased with such contributions by that Participant on each Purchase Date.

17. Equal Rights and Privileges

  All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan which is inconsistent with
Section 423 or any successor provision of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of
Section 423. This Section 17 shall take precedence over all other provisions in the Plan.

18. Rights as Shareholders

  A Participant will have no rights as a shareholder under the election to purchase until he becomes a shareholder as herein provided. A Participant will become a shareholder with respect to shares for which payment has been completed as provided in Section 9 at the close of business on the last trading day of the Purchase Period.

19. Modification and Termination

  The Board may amend or terminate the Plan at any time insofar as permitted by law. No amendment shall be effective unless within one year after it is adopted by the Board it is approved by the holders of GroupMAC's outstanding shares if and to the extent such amendment is required to be approved by shareholders in order to cause the rights granted under the Plan to purchase shares of Common Stock to meet the requirements of Section 423 of the Code (or any successor provision).

  The Plan shall terminate after all Common Stock issued under the Plan has been purchased, unless terminated earlier by the Board or unless additional Common Stock is issued under the Plan with the approval of the shareholders. In the event the Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares under the Plan either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares under the Plan are terminated prior to expiration, all funds contributed to the Plan which have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible.

20. Board and Shareholder Approval; Effective Date

  This Plan shall be effective as of the Effective Date. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval of (i) the Board and (ii) the holders of a majority of the outstanding shares of Common Stock, on or before the Effective Date. If the Board or the shareholders of the Company should fail so to approve this Plan on or before such date, this Plan shall terminate and cease to be of any further force or effect and all purchases of shares of Common Stock under the Plan shall be null and void.

21. Governmental Approvals or Consents

  This Plan and any offering or sale made to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 19, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

22. Listing of Shares and Related Matters

  If at any time the Board or the Committee shall determine, based on opinion of legal counsel, that the listing, registration or qualification of the shares covered by the Plan upon any national securities exchange or reporting system or under any state or federal law is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares under the Plan, no shares will be sold, issued or delivered unless and until such listing, registration or qualification shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to legal counsel.

23. Employment Rights

  The Plan shall neither impose any obligation on GroupMAC or on any Subsidiary to continue the employment of any Participant, nor impose any obligation on any Participant to remain in the employ of GroupMAC or of any Subsidiary.

24. Withholding of Taxes

  The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the purchase of Common Stock under the Plan.

25. Governing Law

  The Plan and rights to purchase shares that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

26. Use of Gender

  The gender of words used in the Plan shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

27. Other Provisions

  The agreements to purchase shares of Common Stock under the Plan shall contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way be in conflict with the terms of the Plan.

[GROUPMAC LETTERHEAD APPEARS HERE]




                                April 13, 1999


Dear Benefit Plan Participant:

    The Annual Meeting of Shareholders of Group Maintenance America Corp. is scheduled to be held in Houston, Texas, at 1:30 p.m. on Wednesday, May 12, 1999. A copy of the Notice and Proxy Statement, which is being sent to all shareholders of record in connection with the Annual Meeting, is enclosed for your information.

    Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy, you instruct the benefit plan trustee (the "Trustee") how to vote the shares of GroupMAC stock in your account that you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions.

    If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account, FOR the election of the nominees for Directors named in the Proxy Statement, FOR the approval of the GroupMAC Employee Stock Purchase Plan, FOR the approval of the appointment of KPMG LLP as the Company's independent public accountants for the year 1999, and, as recommended by management, on all other matters to be considered at the Annual Meeting.

    If you do not return your executed form of proxy to the Trustee, then your shares can be voted by the Trustee only in accordance with the requirements of your benefit plan, which may or may not reflect your views.

    YOUR VOTE IS IMPORTANT. PLEASE SEND YOUR EXECUTED FORM OF PROXY CARD WITH YOUR VOTING INSTRUCTIONS AT YOUR EARLIEST OPPORTUNITY. For your convenience, a return envelope is enclosed.

                                         Very truly yours,

                                         /s/ J. Patrick Millinor, Jr.

                        GROUP MAINTENANCE AMERICA CORP.
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 12, 1999
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        GROUP MAINTENANCE AMERICA CORP.

     The undersigned hereby appoints J. Patrick Millinor, Jr. and Randolph W. Bryant, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Group Maintenance America Corp. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Group Maintenance America Corp. to be held on Wednesday, May 12, 1999, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed. Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors' recommendations, no boxes need to be checked. Regardless of how you vote, the proxy must be signed to be valid. If you attend the meeting, you may revoke your proxy and vote in person.


                          (CONTINUED ON REVERSE SIDE)

--------------------------------------------------------------------------------

                                                                                                Please mark your votes
                                                                                                as indicated in this    [X]
                                                                                                example
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3
1.        Election of the following nominees for director:         David L. Henninger, Donald L. Luke, J. Patrick Millinor, Jr.,
                                                                   Lucian L. Morrison, Robert Munson, III

FOR all nominees       WITHHOLD AUTHORITY     (INSTRUCTION: To withhold authority to vote for
(Except as marked       (For all nominees      any individual nominee, write that nominee's name
to the contrary)             listed)           in the space below)

        [_]                     [_]            ----------------------------------------------------

2.        Approval of GroupMAC Employee Stock Purchase Plan

        FOR                   AGAINST                 ABSTAIN
        [_]                     [_]                     [_]

3.        Approval of KPMG LLP as independent public accountants

        FOR                   AGAINST                 ABSTAIN

        [_]                     [_]                     [_]

4.        In the discretion of the proxies named herein, the Proxies are authorized to vote upon other matters as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

                             Please sign exactly as your name appears on this Proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             ___________________________________________________

                             ___________________________________________________

                             Signature(s)                       Date